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                                     [LETTERHEAD]

December 24, 1997                                      LAW DEPARTMENT

VIA FACSIMILE (908) 277-2598
and FEDERAL EXPRESS


Novartis Corporation
556 Morris Avenue
Summit, New Jersey  07901-1398

Attention:  Jeff Benjamin, Esq.


Dear Gentlemen:

This letter confirms the agreement between Chiron Corporation ("Chiron") on behalf of itself and its wholly owned subsidiary Chiron S.p.A., on the one hand, and Novartis Corporation ("Novartis") to amend that certain Limited Liability Company Agreement between them dated as of December 28, 1995 (the "LLC Agreement") in certain respects. This letter supersedes in all respects Chiron's letters dated December 22 and December 24, 1997 to Novartis AG regarding this same matter. All terms used herein with initial capital letters shall have the same meaning as in the LLC Agreement.

1. Pursuant to Section 2.2 of the LLC Agreement, Chiron shall contribute a royalty interest in its products HSV/tk for graft vs. host disease and Factor VIII for hemophilia to the capital of the Company, under substantially the same terms as the Royalty Agreement dated as of December 28, 1995, except that (i) the Base Royalty rate shall be [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales, (ii) Section 1.03 and 1.04 are deleted, and (iii) the Royalty Term shall continue until Novartis has received an aggregate amount under the LLC Agreement, whether from the Royalty Agreement, this letter agreement or any other arrangement thereunder, an amount equal to the sum of all Unit purchase payments made by Novartis or Ciba pursuant to Section 2.3 of the LLC Agreement plus interest thereon from the date of payment at a rate equal to LIBOR.

2. In consideration of the foregoing, the Company shall create, authorize and transfer to Chiron 15,000 Units of Membership Interest at an agreed price of $1,000.00 per unit.

3. Novartis approves and consents to the foregoing contribution and transfer. The foregoing contribution to the Company is in anticipation of, but does not itself

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Novartis Corporation
December 24, 1997
Page 2 of 2


     constitute, a request by Chiron that Novartis purchase additional Units beyond the $250 million to which Novartis is committed under Section 2.3.2
     (a) of the Agreement.

4. Section 2.3.3 of the Agreement shall be amended to replace subsection (c) with the following:

          "(c) In 1997, Sixty million, three hundred thousand dollars (US$60,300,000);(d) In 1998, Fifty five million, three hundred thousand dollars (US$55,300,000) plus any unused portion of the funding limit for 1997; and (e) In 1999, Fifty million, three hundred thousand dollars (US$50,300,000) plus any unused portion of the funding limit for 1998."


If the foregoing accurately reflects our understanding effective as of the date hereof, please sign and return to me a copy of this letter.

Very truly yours,

CHIRON CORPORATION



By:  /s/ William G. Green
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     William G. Green
     Senior Vice President and
     General Counsel


Agreed:

NOVARTIS CORPORATION


By:  /s/ D. Watson
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Its: President & CEO
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By:
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Its:
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